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                                        November  9, 1999


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549


                   Re:     CVC, INC.
                           Common Stock
                           Form S-1 Registration Statement
                           Registration No. 333-38057

Ladies and Gentlemen:

                  The undersigned hereby requests that the acceleration request filed on November 8, 1999 which requested an effective date of November 10, 1999 be withdrawn.



                            Very truly yours,

                            LEHMAN BROTHERS INC.
                            PRUDENTIAL SECURITIES INCORPORATED
                             SG COWEN SECURITIES CORPORATION
                             WARBURG DILLON READ LLC
                            As Representatives of the Several Underwriters

                            By: LEHMAN BROTHERS INC.


                            By:  /s/ ARLENE SALMONSON
                                 --------------------------------
                                      ARLENE SALMONSON
                                      VICE PRESIDENT